Exhibit 3.57

CERTIFICATE OF FORMATION

OF

SHLP JV HOLDINGS, LLC

This Certificate of Formation of SHLP JV Holdings, LLC (the “LLC”), dated as of October 8, 2010, is being duly executed and filed by Kevin H. Yonei, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq).

FIRST: The name of the limited liability company formed hereby is:

SHLP JV Holdings, LLC

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, County of Kent, DE 19904.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, County of Kent, DE 19904.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Kevin H. Yonei
Kevin H. Yonei, Authorized Person